Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2026 FIRST QUARTER EARNINGS OF $0.81 PER DILUTED SHARE

GRAND RAPIDS, Mich., April 23, 2026 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2026 net income of $16.9 million, or $0.81 per diluted share, versus net income of $15.6 million, or $0.74 per diluted share, in the prior-year period.
Highlights for the first quarter of 2026 include:
•A net interest margin of 3.65% (three basis point increase from the linked quarter);
•Increase in net interest income of $0.5 million (or 1.1% ) over the fourth quarter of 2025;
•Increase in tangible common equity per share of common stock of $0.33 (or 5.9% annualized) from December 31, 2025;
•A return on average assets and a return on average equity of 1.24% and 13.43%, respectively;
•Net growth in total deposits, less brokered time deposits, of $80.4 million (or 6.9% annualized) from December 31, 2025;
•Net growth in loans of $31.8 million (or 3.0% annualized) from December 31, 2025;
•An increase in the tangible common equity ratio to 8.7%; and
•The payment of a $0.28 per share quarterly dividend on common stock on February 13, 2026.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “Our first quarter results reflect the strength of our core fundamentals, including growth in net interest income, expansion in our net interest margin to 3.65%, and continued growth in both loans and core deposits. Balance sheet growth remained disciplined, with $80.4 million in core deposit growth and $31.8 million in total loan growth, including $53.8 million, or 9.9% annualized, in commercial loans, reflecting continued execution of our strategic plan. Credit quality remains sound, and while geopolitical uncertainty has increased, we have not seen a direct impact on our customers and continue to monitor conditions closely. Profitability remained strong, with a return on average assets of 1.24% and a return on average equity of 13.43%. We remain encouraged by our momentum, optimistic about our opportunities, and confident in the benefits our recently announced merger with HCB Financial Corp. will provide to enhancing shareholder value.”
Significant items impacting comparable first quarter 2026 and 2025 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of $0.9 million ($0.04 per diluted share, after taxes) for the three-month period ended March 31, 2026, as compared to $(1.5) million ($(0.06) per diluted share, after taxes) for the three-month period ended March 31, 2025.

Operating Results
The Company’s net interest income totaled $46.9 million during the first quarter of 2026, an increase of $3.2 million, or 7.3% from the year-ago period, and an increase of $0.5 million, or 1.1%, from the fourth quarter of 2025 which had two additional days of earnings. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.65% during the first quarter of 2026, compared to 3.49% in the year-ago period, and 3.62% in the fourth quarter of 2025. The increase in the net interest margin from the prior quarter was supported by a 16 basis point decrease in the cost of deposits. The year-over-year quarter and linked quarter increases in net interest income were due to both an increase in average interest-earning assets and the higher net interest margin. Average interest-earning assets were $5.21 billion in the first quarter of 2026, compared to $5.08 billion in the year-ago quarter and $5.16 billion in the fourth quarter of 2025.
Non-interest income totaled $12.0 million for the first quarter of 2026, compared to $10.4 million in the comparable prior year period. This change was primarily due to variances in mortgage banking related revenues.
Net gains on mortgage loans in the first quarters of 2026 and 2025 were approximately $1.3 million and $2.3 million, respectively. The comparative quarterly decrease in net gains on mortgage loans was due to a decrease in the gain on sale margin that was partially offset by an increase in the volume of mortgage loans sold.
Mortgage loan servicing, net, generated income (expense) of $1.6 million and $(0.6) million in the first quarters of 2026 and 2025, respectively. The significant variance in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in interest rates and the associated expected future prepayment levels and expected float rates partially offset by a decline in servicing revenue. The decline in servicing revenue is attributed to the sale of approximately $931 million of mortgage servicing rights on January 31, 2025. Capitalized mortgage loan servicing rights totaled $32.2 million and $31.5 million at March 31, 2026 and December 31, 2025, respectively.

Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended
	3/31/2026	3/31/2025
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$1,636	$1,882
Fair value change due to price	933	(1,533)
Fair value change due to pay-downs	(923)	(891)
Loss on sale of originated servicing rights	$—	$(94)
Total	$1,646	$(636)
Non-interest expenses totaled $38.3 million in the first quarter of 2026, compared to $34.3 million in the year-ago period. The increase in non-interest expense is primarily due to increases in compensation and employee benefits, advertising and merger related expenses as well as a $1.5 million litigation expense recorded during the quarter.
The Company recorded income tax expense of $3.4 million in the first quarter of 2026. This compares to an income tax expense of $3.5 million in the first quarter of 2025. The 2026 first quarter income tax expense includes a $0.2 million benefit from transferable energy tax credits.

Asset Quality
A breakdown of non-performing loans by loan type is as follows (1):

	3/31/2026	12/31/2025	3/31/2025
Loan Type	(Dollars in thousands)
Commercial	$27,077	$23,531	$127
Mortgage	9,953	8,683	8,080
Installment	745	860	819
Sub total	37,775	33,074	9,026
Less - government guaranteed loans	10,202	9,947	1,940
Total non-performing loans	$27,573	$23,127	$7,086
Ratio of non-performing loans to total portfolio loans	0.64%	0.54%	0.17%
Ratio of non-performing assets to total assets	0.51%	0.44%	0.14%
Ratio of allowance for credit losses to total non-performing loans	231.09%	274.33%	847.23%
(1) Non performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

The provision for credit losses was an expense of $0.36 million and $0.72 million in the first quarters of 2026 and 2025, respectively. The Company recorded loan net charge offs of $0.27 million and $0.07 million in the first quarters of 2026 and 2025, respectively. At March 31, 2026, the allowance for credit losses for loans totaled $63.7 million, or 1.48% of total portfolio loans compared to $63.4 million, or 1.48% of total portfolio loans at December 31, 2025.
Balance Sheet, Capital and Liquidity
Total assets were $5.56 billion at March 31, 2026, an increase of $51.8 million from December 31, 2025. Loans, excluding loans held for sale, were $4.31 billion at March 31, 2026, compared to $4.28 billion at December 31, 2025.  Deposits totaled $4.88 billion at March 31, 2026, an increase of $119.0 million from December 31, 2025. This increase is primarily due to increases in savings and interest-bearing checking, reciprocal, and brokered time deposits that were partially offset by a decrease in time deposits.
Cash and cash equivalents totaled $174.9 million at March 31, 2026, versus $138.4 million at December 31, 2025. Securities available for sale (“AFS”) totaled $482.3 million at March 31, 2026, versus $495.9 million at December 31, 2025.

Total shareholders’ equity was $510.6 million at March 31, 2026, or 9.19% of total assets compared to $503.0 million or 9.14% at December 31, 2025. Tangible common equity totaled $481.4 million at March 31, 2026, or $23.38 per share compared to $473.7 million or $23.05 per share at December 31, 2025. The increases in shareholders’ equity as well as tangible common equity are primarily the result of earnings retention that was partially offset by an increase in the accumulated other comprehensive loss.

The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2026	12/31/2025	Well Capitalized Minimum

Tier 1 capital to average total assets	9.43%	9.36%	5.00%
Common equity tier 1 capital to risk-weighted assets	11.43%	11.24%	6.50%
Tier 1 capital to risk-weighted assets	11.43%	11.24%	8.00%
Total capital to risk-weighted assets	12.68%	12.49%	10.00%

At March 31, 2026, in addition to liquidity available from our normal operating, funding, and investing activities, we had unused credit lines with the FHLB and FRB of approximately $785.5 million and $1.36 billion, respectively. We also had approximately $440.7 million in fair value of unpledged securities AFS and HTM at March 31, 2026 which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $414.0 million.

Share Repurchase Plan
On December 16, 2025, the Board of Directors of the Company authorized the 2026 share repurchase plan. Under the terms of the 2026 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2026. During the three month period ended March 31, 2026, there were no shares of common stock repurchased.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, April 23, 2026.
To access via phone, participants will need to register using the following link where they will be provided a phone number and access code: https://register-conf.media-server.com/register/BId259863bf9e8463883aeddb939de1580.

In order to view the webcast and presentation slides, please go to https://edge.media-server.com/mmc/p/989vrdc9 during the time of the call. A replay of the webcast will be available until April 23, 2027.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.6 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, consumer banking, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This presentation contains forward-looking statements, which are any statements or information that are not historical facts. These forward-looking statements include statements about our anticipated future revenue and expenses and our future plans and prospects.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. For example, deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to us, lead to a tightening of credit, and increase stock price volatility. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; the outcome of pending litigation; legal and regulatory developments; changes in customer behavior and preferences; breaches in data security; and management’s ability to effectively manage the multitude of risks facing our business. Key risk factors that could affect our future results are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2025 and the other reports we file with the SEC, including under the heading “Risk Factors.” Investors should not place undue reliance on forward-looking statements as a prediction of our future results.

In addition, this release contains forward-looking statements regarding the proposed merger with HCB Financial Corp. ("HCB"). Important factors that could cause actual results to differ materially from those anticipated include: the risk that the merger may not be completed in a timely manner or at all; the failure to satisfy the conditions to the completion of the merger, including the receipt of all required regulatory and shareholder approvals; the occurrence of any event, change, or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement; the risk that the anticipated benefits and cost savings of the merger may not be fully realized or may take longer to realize than expected; the risk of business disruption during the pendency of the merger; diversion of management's attention from ongoing business operations; the risk that the integration of HCB's operations with ours will be materially delayed or will be more costly or difficult than expected; and the potential for reputational risk related to the merger and integration.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It
In connection with the proposed acquisition of HCB, we expect to file with the SEC a registration statement on Form S-4 that will include a preliminary proxy statement of HCB and a preliminary prospectus of Independent Bank Corporation. Shareholders are urged to read the proxy statement/prospectus when it becomes available because it will contain important information about the proposed transaction. Free copies of these documents, when available, may be obtained at the SEC’s website (www.sec.gov) or upon written request to Independent Bank Corporation, 4200 East Beltline, Grand Rapids, MI 49525, Attention: Investor Relations, or HCB Financial Corp., 150 West Court Street, Hastings, MI 49058, Attention: Amanda Belcher-Currier, CFO. A final proxy statement/prospectus will be mailed to the shareholders of HCB.

No Offer or Solicitation
This communication is not an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2026	December 31, 2025
	(Unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$48,475	$52,235
Interest bearing deposits	126,440	86,152
Cash and Cash Equivalents	174,915	138,387
Securities available for sale	482,295	495,909
Securities held to maturity (fair value of $271,452 at March 31, 2026 and $282,830 at December 31, 2025)	301,007	309,523
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,102	18,102
Loans held for sale, carried at fair value	19,714	9,031
Loans
Commercial	2,267,369	2,213,557
Mortgage	1,520,358	1,524,821
Installment	520,372	537,907
Total Loans	4,308,099	4,276,285
Allowance for credit losses	(63,719)	(63,445)
Net Loans	4,244,380	4,212,840
Other real estate and repossessed assets, net	767	896
Property and equipment, net	42,319	38,972
Bank-owned life insurance	54,072	53,750
Capitalized mortgage loan servicing rights, carried at fair value	32,233	31,493
Other intangibles, net	886	1,001
Goodwill	28,300	28,300
Accrued income and other assets	158,519	167,516
Total Assets	$5,557,509	$5,505,720

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$991,140	$991,984
Savings and interest-bearing checking	2,146,403	2,113,260
Reciprocal	1,028,874	974,921
Time	657,043	662,858
Brokered time	57,220	18,659
Total Deposits	4,880,680	4,761,682
Other borrowings	27,010	77,003
Subordinated debentures	39,881	39,864
Accrued expenses and other liabilities	99,385	124,220
Total Liabilities	5,046,956	5,002,769

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,585,805 shares at March 31, 2026 and 20,548,893 shares at December 31, 2025	307,679	307,845
Retained earnings	263,898	252,794
Accumulated other comprehensive loss	(61,024)	(57,688)
Total Shareholders’ Equity	510,553	502,951
Total Liabilities and Shareholders’ Equity	$5,557,509	$5,505,720

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025

	(Unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$59,249	$60,205	$57,768
Interest on securities
Taxable	3,354	3,513	4,036
Tax-exempt	2,522	2,633	2,770
Other investments	1,044	1,074	1,570
Total Interest Income	66,169	67,425	66,144
Interest Expense
Deposits	18,397	20,109	20,955
Other borrowings and subordinated debt and debentures	917	962	1,504
Total Interest Expense	19,314	21,071	22,459
Net Interest Income	46,855	46,354	43,685
Provision for credit losses	362	1,923	721
Net Interest Income After Provision for Credit Losses	46,493	44,431	42,964
Non-interest Income
Interchange income	3,234	3,186	3,127
Service charges on deposit accounts	2,935	3,096	2,814
Net gains (losses) on assets
Mortgage loans	1,308	1,372	2,303
Securities available for sale	(26)	(15)	(330)
Mortgage loan servicing, net	1,646	899	(636)
Other	2,951	3,420	3,146
Total Non-interest Income	12,048	11,958	10,424
Non-interest Expense
Compensation and employee benefits	21,829	22,563	20,383
Data processing	3,952	3,428	3,729
Occupancy, net	2,413	2,171	2,223
Litigation expense	1,500	—	—
Advertising	1,210	991	861
Interchange expense	1,191	1,165	1,119
Furniture, fixtures and equipment	894	897	885
FDIC deposit insurance	799	861	711
Loan and collection	752	589	786
Communications	593	471	591
Legal and professional	591	787	479
Merger related expense	300	—	—
Other	2,287	2,155	2,495
Total Non-interest Expense	38,311	36,078	34,262
Income Before Income Tax	20,230	20,311	19,126
Income tax expense	3,355	1,739	3,536
Net Income	$16,875	$18,572	$15,590
Net Income Per Common Share
Basic	$0.82	$0.90	$0.74
Diluted	$0.81	$0.89	$0.74

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$46,855	$46,354	$45,361	$44,615	$43,685
Provision for credit losses	362	1,923	1,991	1,500	721
Non-interest income	12,048	11,958	11,937	11,325	10,424
Non-interest expense	38,311	36,078	34,131	33,762	34,262
Income before income tax	20,230	20,311	21,176	20,678	19,126
Income tax expense	3,355	1,739	3,674	3,801	3,536
Net income	$16,875	$18,572	$17,502	$16,877	$15,590

Basic net income per common share	$0.82	$0.90	$0.85	$0.81	$0.74
Diluted net income per common share	0.81	0.89	0.84	0.81	0.74
Cash dividend per share	0.28	0.26	0.26	0.26	0.26

Average shares outstanding	20,574,506	20,639,758	20,702,235	20,749,925	20,943,094
Average diluted shares outstanding	20,780,188	20,848,634	20,904,857	20,945,522	21,150,550

Performance Ratios
Return on average assets	1.24%	1.35%	1.27%	1.27%	1.18%
Return on average equity	13.43	14.75	14.57	14.66	13.71
Efficiency ratio (1)	64.33	61.18	58.86	59.67	62.20

As a Percent of Average Interest-Earning Assets (1)
Interest income	5.15%	5.24%	5.38%	5.35%	5.28%
Interest expense	1.50	1.62	1.84	1.77	1.79
Net interest income	3.65	3.62	3.54	3.58	3.49

Average Balances
Loans	$4,315,371	$4,249,389	$4,201,557	$4,128,771	$4,060,941
Securities	796,251	815,269	826,362	846,052	883,676
Total earning assets	5,209,360	5,162,381	5,159,681	5,036,090	5,078,596
Total assets	5,522,244	5,449,518	5,451,922	5,324,959	5,378,022
Deposits	4,832,089	4,774,179	4,786,408	4,646,639	4,715,331
Interest bearing liabilities	3,892,702	3,846,367	3,862,024	3,763,477	3,799,852
Shareholders' equity	509,523	499,445	476,422	461,720	461,291
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (continued)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(unaudited)
	(Dollars in thousands except per share data)
End of Period
Capital
Tangible common equity ratio	8.71%	8.65%	8.44%	8.16%	8.26%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.61	9.51	9.35	9.24	9.31
Average equity to average assets	9.23	9.16	8.74	8.67	8.58
Total capital to risk-weighted assets (2)	13.79	13.59	13.67	14.20	14.51
Tier 1 capital to risk-weighted assets (2)	12.54	12.33	12.42	12.23	12.34
Common equity tier 1 capital to risk-weighted assets (2)	11.70	11.49	11.55	11.36	11.45
Tier 1 capital to average assets (2)	10.34	10.27	10.07	10.07	9.89
Common shareholders' equity per share of common stock	$24.80	$24.48	$23.72	$22.65	$22.28
Tangible common equity per share of common stock	23.38	23.05	22.29	21.23	20.87
Total shares outstanding	20,585,805	20,548,893	20,691,604	20,715,650	20,970,115

Selected Balances
Loans	$4,308,099	$4,276,285	$4,198,283	$4,164,367	$4,072,691
Securities	783,302	805,432	824,033	838,813	866,604
Total earning assets	5,255,657	5,195,002	5,204,380	5,105,579	5,031,975
Total assets	5,557,509	5,505,720	5,493,113	5,418,519	5,328,428
Deposits	4,880,680	4,761,682	4,859,155	4,659,359	4,633,931
Interest bearing liabilities	3,956,431	3,886,565	3,897,487	3,832,845	3,768,435
Shareholders' equity	510,553	502,951	490,742	469,250	467,277
(2)March 31, 2026 are Preliminary.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2026	2025
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$46,855	$43,685
Add: taxable equivalent adjustment	445	452
Net interest income - taxable equivalent	$47,300	$44,137
Net interest margin (GAAP) (1)	3.61%	3.46%
Net interest margin (Non-GAAP FTE) (1)	3.65%	3.49%
(1)Annualized.

Tangible Common Equity Ratio

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
	(Dollars in thousands)
Common shareholders' equity	$510,553	$502,951	$490,742	$469,250	$467,277
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	886	1,001	1,123	1,244	1,366
Tangible common equity	481,367	473,650	461,319	439,706	437,611
Addition:
Accumulated other comprehensive loss for regulatory purposes	55,226	51,891	54,833	64,089	61,285
Tangible common equity excluding accumulated other comprehensive loss adjustments	$536,593	$525,541	$516,152	$503,795	$498,896

Total assets	$5,557,509	$5,505,720	$5,493,113	$5,418,519	$5,328,428
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	886	1,001	1,123	1,244	1,366
Tangible assets	5,528,323	5,476,419	5,463,690	5,388,975	5,298,762
Addition:
Net unrealized losses on available for sale securities and derivatives, net of tax	55,226	51,891	54,833	64,089	61,285
Tangible assets excluding accumulated other comprehensive loss adjustments	$5,583,549	$5,528,310	$5,518,523	$5,453,064	$5,360,047

Common equity ratio	9.19%	9.14%	8.93%	8.66%	8.77%
Tangible common equity ratio	8.71%	8.65%	8.44%	8.16%	8.26%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.61%	9.51%	9.35%	9.24%	9.31%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$510,553	$502,951	$490,742	$469,250	$467,277
Tangible common equity	$481,367	$473,650	$461,319	$439,706	$437,611
Shares of common stock outstanding (in thousands)	20,586	20,549	20,692	20,716	20,970

Common shareholders' equity per share of common stock	$24.80	$24.48	$23.72	$22.65	$22.28
Tangible common equity per share of common stock	$23.38	$23.05	$22.29	$21.23	$20.87
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.